Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Albany International Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,000,000 shares	$54.77	$54,770,000	.00013810	$7,563.74
Total Offering Amounts					$54,770,000		$7,563.74
Total Fee Offsets							—
Net Fee Due							$7,563.74

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of the Registrant, to be registered hereunder includes such indeterminate number of additional shares of Class A Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the Albany International Corp. Employee Stock Purchase Plan.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the offering price and registration fee are based on a price of $54.77 per share, which price is an average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on February 25, 2026.